Exhibit 99.1

For further information contact:

Michael R. Garone, Chief Financial Officer

973.532.8005 or mgarone@emisphere.com

Emisphere Technologies, Inc. Announces Default on Approximately $31.1 Million Notes Due to MHR Fund Management LLC and its Affiliated Funds; MHR Has Not Demanded Payment; The Company and MHR Continue Discussions

CEDAR KNOLLS, NJ, September 26, 2012 — Emisphere Technologies, Inc. (OTCBB: EMIS) (the “Company”) announced today that, as of September 27, 2012, the Company will be in default under the terms of the Company’s 11% Senior Secured Convertible Notes (the “Senior Secured Convertible Notes”) issued to MHR Fund Management LLC (together with its affiliated funds, “MHR”). Additionally, as of September 27, 2012, the Company will be in default under the terms of certain non-interest bearing promissory notes issued to MHR on June 8, 2010 (the “MHR 2010 Promissory Notes”). These defaults occurred, and are continuing, as a result of the Company’s failure to pay to MHR approximately $30.5 million in principal and interest due and payable on September 26, 2012 under the terms of the Senior Secured Convertible Notes, and the Company’s failure to pay to MHR $600,000 in principal due and payable on September 26, 2012 under the terms of the MHR 2010 Promissory Notes.

The Company’s obligations under the Senior Secured Convertible Notes are secured by substantially all of the Company’s assets, and MHR has the ability to foreclose on such assets as a result of the default thereunder. MHR has not demanded payment under the Senior Secured Convertible Notes or the MHR 2010 Promissory Notes or exercised its rights thereunder as a result of the default. MHR has indicated to the Company that it is prepared to continue discussions with the Company regarding proposals relating to the Senior Secured Convertible Notes and MHR 2010 Promissory Notes and the Company’s default thereunder, while reserving all of its rights under the Senior Secured Convertible Notes and MHR 2010 Promissory Notes.

Please refer to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 26, 2012, for more detailed information.

About Emisphere Technologies, Inc.

Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of pharmaceutical compounds, medical foods and dietary supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The Company’s website is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates, the sufficiency of Emisphere’s cash and other capital resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (file no. 000-17758) filed on March 21, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 9, 2012, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed on August 7, 2012.

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